EXHIBIT 10.1

April __, 2015

[Name]
[Address]

Re:    Change in Control Severance Arrangement

Dear [ ]:

1.
Purpose. CommunityOne Bank, N.A. (“Bank”) highly values your service to the Bank. The purpose of this letter agreement (this “Agreement”), therefore, is to confirm to you that the Bank’s Board of Directors has approved the following arrangement that, subject to the terms and conditions set forth below, provides for the payment to you of certain severance benefits in the event that within one year after a Change in Control, your employment with the Bank is terminated without “Cause” or you terminate your employment for “Good Reason.”

2.
Severance Payments. Specifically, if upon or within one year following a Change in Control, either the Bank terminates your employment without Cause or you terminate your employment with the Bank for Good Reason, the Bank will, subject to paragraph 3 of this Agreement, pay to you within 60 days after your termination of employment a lump sum severance payment (the “Severance Payment”) equal to the amount of your annual base salary in effect immediately prior to the date of your termination of employment (the “Date of Termination”). The Severance Payment shall be subject to reduction for all applicable withholding taxes and any other applicable deductions.

3.
General Release of Claims. You will not be entitled to the Severance Payment unless you have executed and delivered to the Bank a general release of claims (in such form as the Bank shall specify) (the “Release”) upon or after your Date of Termination and such Release has become irrevocable not later than fifty-six (56) days after the Date of Termination. Your entitlement to the Severance Payment is further conditioned upon your returning to the Bank all property of the Bank and any of its affiliates in your possession on or prior to the Date of Termination and complying with the terms of the Release. The Bank will deliver to you a copy of the Release not later than three days after your Date of Termination.

4.	Certain Definitions. For purposes of this Agreement:
(a)“Cause” means (A) your incompetence or dishonesty in your performance of, deliberate neglect of, willful malfeasance or misconduct in connection with the performance of, or continued failure to substantially perform, duties reasonably assigned to you by the Bank; (B) your material breach of this Agreement or any material written policy of CommunityOne Bancorp (the “Company”) or the Bank; (C) your willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (D) an act or acts on your part constituting (x) a felony or (y) a misdemeanor involving a Presumptive Disqualifier (as defined below); provided that, within thirty (30) days following the Bank’s knowledge of the occurrence of any of the events set forth herein, or the Bank shall have delivered written notice to you of its intention to terminate your employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the termination of your employment for Cause and, solely to the extent such circumstances are capable of being cured, in the reasonable judgment of the Bank, you shall not have cured such circumstances within ten (10) business days following your receipt of such notice. “Presumptive Disqualifier” means (i) fraud, moral turpitude, dishonesty, breach of trust or fiduciary duties, organized crime or racketeering; (ii) violation of securities or commodities laws or regulations; (iii) violation of depository institution laws or regulations; (iv) violation of housing authority laws or regulations; or (v) violation of the rules, regulations, codes of conduct or ethics of a self-regulatory trade or professional organization.
(b)Change in Control. “Change in Control” means, and shall be deemed to have occurred, if:
(i)any Person, other than (A) any employee benefit plans of the Company, the Bank, or any of their affiliates or (B) the Recapitalization Investors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which  Rules shall apply for purposes of this clause (i) whether or not the Company is subject to the Exchange Act), directly or indirectly, of Company securities representing twenty-five

EXHIBIT 10.1

percent (25%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Power”) if, at such time, the Voting Power represented by Company securities beneficially owned by such Person exceeds the Voting Power represented by the Company securities beneficially owned by either of the Recapitalization Investors;
(ii)the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental  Transaction”) with any other corporation, other than a Fundamental Transaction that  results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least [sixty percent (60%)] of the combined Voting Power immediately after such Fundamental Transaction of (A) the Company’s outstanding  securities, (B) the surviving entity’s outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division;
(iii)the shareholders of the Company approve a plan of complete liquidation or winding up of the Company; or
(iv)the consummation of a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.  “Person” means the term “person” within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof. “Recapitalization Investors” means the Carlyle Investor (including its affiliates) and the Oak Hill Investor (including its affiliates).
(c) “Good Reason” means the existence of any of the following conditions (without your prior consent) after you have provided written notice to the Bank of such condition (which notice must be provided within 30 days of the initial existence of the condition and must specify the particular condition in reasonable detail): (i) a material diminution in your title, duties or responsibilities or base compensation upon or after a Change in Control, or (ii) the Bank’s requiring the relocation of your principal place of employment outside of 50 miles from either the Bank’s headquarters or the Company’s headquarters immediately prior to the Change in Control. Notwithstanding the foregoing provisions of this paragraph 4(c), Good Reason shall only exist if the Bank is provided with a 30-day period to cure the event or condition giving rise to Good Reason, and it fails to do so within such 30-day cure period and you resign from your employment within fifteen days following the end of the cure period.

5.
Section 409A. The severance payment provided for by paragraph 2 of this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a ”short-term deferral” and this Agreement shall be interpreted and construed accordingly. For purposes of this Agreement, your employment will not be treated as having terminated unless such termination constitutes a “separation from service” for purposes of Section 409A of the Code.

6.
Term of Agreement. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely thereafter; provided, however, that (a) except as provided in clause (b) of this paragraph 6, the Bank may terminate this Agreement by giving you at least one year advance written notice of such termination, and (b)  if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall not terminate until the expiration of one year following the Change in Control, or if during such one year period either the Bank terminates your employment without Cause or you terminate your employment with the Bank for Good Reason, this Agreement shall not terminate until all obligations of the parties have been performed in full.

7.
Employment At-Will. Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that your employment relationship with the Bank is at will and may be terminated by you or the Bank at any time, with or without cause or notice.

8.
Notice of Voluntary Termination. You agree that in the event you elect to terminate your employment with the Bank, other than for Good Reason after a Change in Control, you will provide the Bank with at least 30 days’ prior written notice in order to permit the Bank to effectuate an orderly transition.

9.
Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Payment or any other payment or benefit received or to be received by you (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement)

EXHIBIT 10.1

(collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax. All determinations required to be made under this paragraph 6 shall be made by tax counsel selected by the Bank and reasonably acceptable to you (“Tax Counsel”), which determinations shall be conclusive and binding on you and the Bank absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Bank. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Severance Payment, (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity and other compensation awards), (iii) Total Benefits that are subject to Section 409A of the Code (on a proportionate basis), and (iv) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity and other compensation awards. The parties hereto hereby elect to use the applicable federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.

10.
Successors and Assigns. This Agreement will inure to the benefit of and be binding upon you, your legal representatives and estate and intestate distributees, and the Bank, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor to the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, and your obligations hereunder shall continue in favor of such successor.

11.
Entire Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.	Amendment. This Agreement may not be modified or amended, except by written agreement between the parties hereto.

13.
Counterparts. This Agreement may be executed by the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

14.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

If the foregoing accurately describes our agreement, please sign the enclosed copy of this Agreement.

Very truly yours,

CommunityOne Bank, N.A.
By:

Accepted and Agreed:

_________________________________
Name:
Title: